FIRST BANKING CENTER, INC.
                         400 Milwaukee Avenue
                     Burlington, Wisconsin 53105
                           (414) 763-3581

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           APRIL 22, 1997

To the Stockholders of First Banking Center, Inc.

Notice is hereby given that the Annual Meeting of Stockholders of First Banking Center, Inc., Burlington, Wisconsin, pursuant to action of the Board of Directors, will be held at the Banking House, 400 Milwaukee Avenue, Burlington, Wisconsin, on the 22nd day of April, 1997, at 1:30 P.M. for the purpose of considering and voting upon the following matters:


     1.) Election of 8 directors as described in the Proxy Statement dated March 3, 1997.


     2.) Such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 3, 1997 will be entitled to notice of and to vote at the Annual Meeting of April 22, 1997, or any adjournment(s) thereof.

                    John S. Smith
                    Secretary-Treasurer

Burlington, Wisconsin
March 3, 1997

YOU ARE REQUESTED TO PLEASE FILL IN, SIGN, DATE AND RETURN THE PROXY SUBMITTED HEREWITH IN THE ENCLOSED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                       FIRST BANKING CENTER, INC.
                         Burlington, Wisconsin
                       PROXY FOR ANNUAL MEETING

This Proxy is Solicited by the Board of Directors of First Banking Center, Inc.
                   For The Annual Meeting of Stockholders
                             April 22, 1997

The undersigned hereby constitutes and appoints Robert Winkler and Jane Robers, and each of them, with full power to act alone and with power of substitution, to be the true and lawful attorney and proxy of the undersigned to vote at the Annual Meeting of Shareholders of First Banking Center, Inc. to be held at the Banking House, 400 Milwaukee Avenue, Burlington, Wisconsin on April 22, 1997 at 1:30 P.M., or at any adjournment(s) thereof, the shares of stock which the undersigned would be entitled to vote at that meeting and at any adjournment(s) thereof, as indicated below. The undersigned hereby revokes any proxy heretofore given and ratifies all that said attorneys and proxies or their substitutes may do by virtue hereof.

     1.)  ELECTION OF DIRECTORS
          The eight persons listed below have been nominated for election as directors as discussed in the Proxy Statement dated March 3, 1997 attached hereto:

          David Boilini     Roman Borkovec  John Ernster        Richard McKinney
          Patrick Sebranek  John S. Smith   Charles Wellington  Melvin Wendt

     ( )  ELECT AS DIRECTORS THE EIGHT NOMINEES LISTED ABOVE

     ( )  WITHHOLD AUTHORITY TO VOTE FOR THE EIGHT NOMINEES LISTED ABOVE

     ( )  WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEES (TO
          WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THIS BOX AND DRAW A LINE THROUGH THAT NOMINEE'S NAME ABOVE)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE EIGHT PERSONS LISTED ABOVE.

     If any additional matters are properly presented, the persons named in the proxy will have the discretion to vote in accordance with their own judgment in such matters. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY WRITTEN NOTICE TO THE SECRETARY OF THE CORPORATION OR BY SUBMITTING A LATER-DATED PROXY, OR BY ATTENDING THE ANNUAL MEETING. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN BY THE STOCKHOLDER, BUT IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED TO ELECT THE PERSONS LISTED ABOVE.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting dated March 3, 1997, and the Proxy Statement dated March 3, 1997 and enclosed herewith.

     Dated _______________________, 1997


                           ____________________________________________

                           ____________________________________________

                           ____________________________________________
                           Signature of Stockholder(s)

                              Number of Shares ________________________

                              (Please sign your name exactly as it appears on the Proxy. In signing as Executor, Administrator, Personal Representative,
                              Guardian, Trustee, or Attorney, please add your title as such. All joint owners should sign.)

                       FIRST BANKING CENTER, INC.
                          400 Milwaukee Avenue
                      Burlington, Wisconsin 53105

                            PROXY STATEMENT
                     ANNUAL MEETING OF SHAREHOLDERS
                             April 22, 1997

The Annual Meeting of Stockholders of First Banking Center, Inc. (the "Corporation") will be held at 1:30 P.M. on April 22, 1997, at First Banking Center, Inc., 400 Milwaukee Avenue, Burlington, for the purposes set forth in the attached Notice of Annual Meeting. The accompanying Proxy is solicited on behalf of the Board of Directors of the Corporation in connection with such meeting or any adjournment(s) thereof. The approximate date on which the Proxy statement and form of Proxy are expected to be sent to security holders is March 17, 1997.

                   VOTING OF PROXIES AND REVOCABILITY

When the Proxy is properly executed and returned to the Secretary of the Corporation, it will be voted as directed by the Stockholder executing the Proxy unless revoked. If no directions are given, the shares represented by the Proxy will be voted FOR the election of the nominees listed in the Proxy Statement. If additional matters are properly presented, the persons named in the Proxy will have discretion to vote in accordance with their own judgment in such matters. Any person giving a Proxy may revoke it at any time before it is exercised by the execution of another Proxy bearing a later date, or by written notification to the Secretary of the Corporation, Mr. John S. Smith, Secretary of First Banking Center, Inc., 400 Milwaukee Avenue, Burlington, Wisconsin 53105. Stockholders who are present at the Annual Meeting may revoke their Proxy and vote in person if they so desire.

     VOTING SECURITIES, PERSONS ENTITLED TO VOTE AND VOTES REQUIRED

As of January 11, 1997, there were 1,476,198 shares of Common Stock ($1.00 par value) of the Corporation outstanding. The Board of Directors has fixed March 3, 1997 as the record date and only stockholders whose names appear of record on the books of the Corporation at the close of business on March 3, 1997, will be entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. A stockholder is entitled to one vote for each share of stock registered in his or her name. A majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. The eight nominees for director who receive the largest number of affirmative votes cast at the Annual Meeting will be elected as directors.

THE COST OF SOLICITATION OF THE PROXIES WILL BE BORNE BY FIRST BANKING CENTER, INC. IN ADDITION TO USE OF THE MAILS, PROXIES MAY BE SOLICITED PERSONALLY BY THE OFFICERS OF FIRST BANKING CENTER, INC., AND BY TELEPHONE.

The complete mailing address of First Banking Center, Inc. is 400 Milwaukee Avenue, P.O. Box 660, Burlington, Wisconsin, 53105.

                    PRINCIPAL HOLDERS OF SECURITIES

As of January 28, 1997, the Trust Department of a wholly-owned subsidiary of the Corporation owned in a fiduciary capacity 158,767 shares of Common Stock, constituting 10.8% of the Corporation's outstanding shares entitled to vote. Sole voting and investment power is held with respect to 59,806 of such shares. With the exception of the persons named in Table I, no person is known to the Corporation to own beneficially more than 5% of the outstanding shares entitled to vote.

                               PROPOSAL 1

                         ELECTION OF DIRECTORS

It is the recommendation of the Board of Directors that 8 Directors be elected to serve during the ensuing year and until their successors have been duly elected and qualified. Unless authority is withheld by your proxy, it is intended that the shares represented by the proxy will be voted FOR the 8 nominees listed in Table I. All listed nominees are incumbent directors. If any nominee is unable to serve for any reason, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board has no reason to expect that any nominee will be unable to serve. There is no arrangement or understanding between any nominee and any other person or persons (other than officers or directors of First Banking Center, Inc., acting solely in their capacities as such) pursuant to which such nominee has or is to be elected as a director. No family relationship exists between any of the nominees.

                  BOARD OF DIRECTORS AND COMMITTEES OF
                       FIRST BANKING CENTER, INC.

The Board of Directors of First Banking Center, Inc., held four meetings during the year of 1996.

All Directors attended at least 75% of the meetings of the Board of Directors and committees of which they were a member.

There are several committees of the Corporation's Board (membership thereon is set forth in Table I). They meet periodically during the year, and include the Compensation Committee, the Audit Committee, and the Nominating Committee. In addition, Directors of the Corporation serve as Directors and committee members of the Corporation's subsidiaries.

The Compensation Committee's function is to define personnel needs, establish compensation and fringe benefit guidelines, and evaluate senior management performance. The committee makes its recommendations to the full Board for their approval. During the year 1996, the Compensation Committee met three times.

The Audit Committee's function is to verify and evaluate operational systems in the Corporation and to determine that proper accounting and audit procedures are being followed as established by company policies.
Additionally, the Audit Committee makes recommendations as to the engagement of independent auditors. During the year 1996, the Audit Committee met four times.

The Nominating Committee is responsible for the selection of nominees to the Board of Directors. The Nominating Committee will consider nominees to the Board submitted by stockholders in writing to the Secretary-Treasurer of First Banking Center, Inc. During the year 1996, the Nominating Committee met once.

The following table sets forth information as of January 8, 1997 as to the beneficial ownership of the Common Stock of the Corporation by all nominees named in this Proxy Statement, along with their principal occupation and history of service with the Corporation and its subsidiaries.

                                TABLE I
                                        Capital Stock
                                        directly, in-
                                        directly, or
Name and  Other            Period of    beneficially
Position with              Service as   owned as of     Percent of
First Banking        Age   Director     1/8/97 (1)      Outstanding   Committee
Center, Inc.
 Roman F. Borkovec    65    Aug. 1981    82,242 (2)      5.7%          Building, Trust,
 President,                 to date                                    Loan, and
 Chairman, Chief                                                       and Nominating
 Executive Officer

 John S. Smith        37    Dec. 1992    13,217 (3)       .9%          Trust, Loan,
 Secretary/Treas.           to date                                    and Nominating

 Richard McKinney     59    May 1988      7,232 (4)       .5%          Audit, CRA,
                            to date                                    and Compensation

 Melvin W. Wendt      58    Oct. 1989     9,482 (5)       .6%          Audit, Trust,
 Vice Chairman of           to date                                    and Nominating
 the Board

 John M. Ernster      47     Apr. 1992    1,196 (6)       .08%         Audit, Nominating,
                             to date                                   and Examination

 David Boilini        44     Dec. 1993    8,871 (7)       .6%          Nominating, Loan,
                             to date                                   and Compensation

 Charles Wellington   47     Jun. 1996    2,000 (8)       .1%          Planning and
                             to date                                   Audit

 Patrick Sebranek     50     Dec, 1996    2,222 (9)       .2%          Trust and
                             to date                                   Compensation

ALL DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATION AS A GROUP (8 IN NUMBER INCLUDING THE ABOVE) OWN 126,462 SHARES OF COMMON STOCK OF THE CORPORATION OR 8.57% OF THE TOTAL STOCK OUTSTANDING.

                              NOTES TO TABLE I
<F1>
(1) Except as stated in the following footnotes, each director has sole voting and investment powers over the shares stated as beneficially owned by him. Beneficial ownership includes shares issuable within 60 days upon exercise of incentive stock options owned by certain named individuals.
<F2>
(2) Consists of 74,091 shares held directly by Mr. Borkovec, and 8,151 shares held by his wife in which shares Mr. Borkovec disclaims voting or investment powers.

    Mr. Borkovec has been CEO of First Banking Center - Burlington, and Chairman of the Board of First Banking Center -Burlington and First Banking Center, Inc. since 1995. Mr. Borkovec served as President of First Banking Center - Burlington from 1974 to 1994. He served as Vice Chairman of the Board of First Banking Center - Burlington and First Banking Center, Inc. from 1994 to 1996. He has served as Trust Officer of First Banking Center - Burlington since 1973. He has been President and CEO of First Banking Center, Inc. since 1982. Mr. Borkovec has been Chairman of the Board of First Banking Center - Albany since 1989.
<F3>
(3) Consists of 13,217 shares held directly by Mr. Smith.

    Mr. Smith has been President and Trust Officer of First Banking Center-Burlington, Burlington, Wisconsin, since April 1994. He has been a director of First Banking Center-Burlington since August 1992 and was Executive Vice President of First Banking Center - Burlington from 1990 to 1994.
<F4>
(4) Consists of 2,452 shares held in joint tenancy with his wife in which shares Mr. McKinney shares voting and investment powers, 3,682 shares held directly by Mr. McKinney, and 1,098 shares held by his wife in which Mr. McKinney disclaims voting or investment powers.

    Mr. McKinney has been a director of First Banking Center-Burlington, Burlington, Wisconsin, since May 1988. He has been president of Tobin Drugs, Inc., Burlington, Wisconsin since 1981; President of Amy's Hallmark, Burlington, Wisconsin, since 1985 and owner of Sue's Hallmark, Lake Geneva, Wisconsin, since 1993.
<F5>
(5) Consists of 8,138 shares held in joint tenancy with his wife in which shares Mr. Wendt has shared voting and investment powers and 1,344 shares held directly by Mr. Wendt.

    Mr. Wendt has been a director of First Banking Center-Burlington, Burlington, Wisconsin, since October 1, 1989. Mr. Wendt is also Vice-Chairman of the Board of Directors of First Banking Center-Burlington. He had previously served on the Wind Lake (a branch of First Banking Center-Burlington) Advisory Board. He has been Owner of Melvin Wendt Realty, a real estate brokerage firm, since 1964.

<F6>
(6) Consists of 1,196 shares held directly by Mr. Ernster.

    Mr. Ernster has been a director of First Banking Center-Burlington, Burlington, Wisconsin, since May 1991. He served as Southern Regional Manager of Wisconsin Electric Power Company from 1990-1994 and has been Manager of Customer Services from 1994 to present. He has been on the Board of Directors of the Racine Area Manufacturers and Commerce (RAMAC) from 1991 to present and Chairman of the Manufacturer's Association from 1994 to present.
<F7>
(7) Consists of 6,993 shares held directly by Mr. Boilini, and 1,878 shares owned by J. Boilini Farms in which Mr. Boilini has shared voting and investment powers.

    Mr. Boilini was appointed to the Board in December of 1993. He has been a director of First Banking Center-Burlington, Burlington, Wisconsin, since February 1993. Since 1979 Mr. Boilini has been President of J. Boilini Farms, a diversified commercial operation involved in the growing of vegetables and grain, as well as the production of mint for the flavoring industry.
<F8>
(8)  Consists of 2,000 shares held directly by Mr. Wellington.

     Mr. Wellington was appointed to the Board in June of 1996. He has been a director of First Banking Center-Albany, Albany, Wisconsin, since January 1989. Mr. Wellington has been a partner in the law firm of Kittleson, Barry, Ross, Wellington, and Thompson since 1981.
<F9>
(9) Consists of 33 shares held directly by Mr. Sebranek and 2,189 shares held in joint tenancy with his wife in which shares Mr. Sebranek shares voting and investment powers.

     Mr. Sebranek was apointed to the Board in December of 1996. He has been a director of First Banking Center-Burlington, Burlington, Wisconsin, since September 1995. Since 1976 Mr. Sebranek has been owner and editorial director of the Write Source, an educational development house for English text books.

                         COMPENSATION OF DIRECTORS

Fees

Directors of the Corporation are paid the following fees for their services:
$425.00 per directors meeting, and $75.00 per committee meeting attended. If the Corporation's Board meetings are held in conjunction with subsidiary Company Board meetings, the fee is $100.00 per meeting attended.

Pension Plan

First Banking Center-Burlington (the "Bank"), a wholly-owned subsidiary of the Corporation, has entered into pension and death benefit agreements with its directors. Pursuant to the agreement, pension benefits accrue at the rate of $10,000 for each full year a director serves on the board for the first six years of service. Upon completing six full years of service, the director is entitled to ten annual payments of ten thousand dollars each. Payments will commence in January of the year in which the director attains the age of 65 years. Payments under the plan are funded through the purchase of life insurance. The Bank is the owner and beneficiary of such life insurance policies and is responsible for payment of the premium on such policies. Total deferred liability expense for the Directors' pension and death benefit agreements was $55,000, $104,000, and $95,000, respectively, for 1996, 1995, and 1994.

Deferred Compensation Plan

The Bank has also established a deferred compensation plan for its directors pursuant to which a director may have a portion of his/her director's fees deferred. Upon attaining the age of 65 or normal retirement, the Bank will pay monthly benefits for a period of 15 years. The amount of such payment is determined in each case by the amount of fees deferred and length of participation in the deferred compensation plan. Total deferred liability expense was $18,000, $43,000 and $41,000, respectively, for 1996, 1995, and
1994. Deferred directors' fees in each of the respective years were $12,000, $21,000 and $21,000.

Stock Option Plan

For a description of the Stock Option Plan see "EXECUTIVE COMPENSATION - Incentive Stock Option Plan."

                           EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services rendered in all capacities to the Corporation and its affiliates for the fiscal years ended December 31, 1996, 1995 and 1994 of the person who was, on December 31, 1996, the Chief Executive Officer of the Corporation.

No other executive officer received a total annual salary and bonus in excess of $100,000 in 1996, and no disclosure is provided for such other executive officers.

                         Summary Compensation Table

                                             Long-Term
                     Annual Compensation    Compensation
                                               Awards

                                                     Securities
Name and             Salary     Bonus     Other      Underlying     All Other
Principal     Year    ($)        ($)      Annual    Options/SARs    Comp.
Position                                 Comp.(1)      (#)

Roman         1996   $176,000   $22,000                  700        $26,000 (2)
Borkovec,     1995   $158,000   $14,000                1,400        $31,000 (3)
President,    1994   $158,000   $14,000                1,200        $29,000 (4)
CEO and
Chairman of
the Board*

* Mr. Borkovec also serves in various capacities as an officer of the Corporation's subsidiaries.
<F1>
(1) Aggregate amount of other annual compensation does not exceed the lesser of $50,000 or 10% of executive officer's salary and bonus, and therefore no disclosure is made.
<F2>
(2) Contribution to the Corporation's Defined Contribution (401(k)) Plan of $8,000; payments from the the deferred compensation plan of $7,000; and accrued liability of $5,000 and $6,000, respectively, under the Directors' Deferred Compensation Plan and Directors' Pension Plan of First Banking Center-Burlington, a wholly owned subsidiary of the Corporation.
<F3>
(3)  Contribution to the Corporation's Defined Contribution (401(k))
     Plan of $8,000; accrued liability of $4,000 and $19,000, respectively, under the Directors' Deferred Compensation Plan and Directors' Pension Plan of First Banking Center-Burlington, a wholly owned subsidiary of the Corporation.
<F4>
(4)  Contributions to the Corporation's Defined Contribution (401(k))
     Plan of $7,000; accrued liability of $4,000 and $18,000, respectively, under the Directors' Deferred Compensation Plan and Directors' Pension Plan of First Banking Center-Burlington.

Employment Agreement and Salary Continuation Agreement

Effective July 1, 1994, First Banking Center, Inc. ("Corporation") and Roman Borkovec entered into an employment agreement ("Employment Agreement"). Mr. Borkovec presently serves as President, Chief Executive Officer and Chairman of the Corporation, and as a director and officer of the subsidiaries of the Corporation. The Employment Agreement has a term of three years.

Under the Employment Agreement, Mr. Borkovec will perform the customary duties of the chief executive officer of the Corporation, as further set forth in the Corporation's bylaws and as may, from time to time, be determined by the Corporation's Board of Directors. As compensation for such service, the Corporation will pay Mr. Borkovec the greater of $150,000 annually or compensation as may be established from time to time during the employment period by the Board of Directors of the Corporation. During the employment period, Mr. Borkovec is entitled to participate in such other benefits of employment as are generally made available to executive officers of the Corporation and its subsidiaries.

If the Employment Agreement is terminated by the Corporation other than for reasons of Mr. Borkovec's death, disability or retirement, or without "cause" as defined in the Employment Agreement; or if Mr. Borkovec terminates the Employment Agreement for "cause" as defined in the Employment Agreement; or if Mr. Borkovec terminates the Employment Agreement following a "change in control" as defined in the Employment Agreement, then Mr. Borkovec shall be entitled to receive severance payments equal to the salary at the time of termination for the unexpired term of the employment period, except that, in case of termination due to change in control, such unexpired term shall be extended to a date three years from the last anniversary date preceding the effective date of the change in control. In addition to the aforementioned severance payments, Mr. Borkovec will be entitled to fringe benefits for the remaining term of the Agreement.

If Mr. Borkovec is terminated due to disability, as defined in the Employment Agreement, he will be entitled to payment of his salary for one year at the rate in effect at the time notice of termination is given. If termination occurs for any reason other than those enumerated, the Corporation would be obligated to pay the compensation and benefits only through the date of termination.

The Employment Agreement provides that during the employment period and for
(1) year thereafter, Mr. Borkovec shall not engage in any activity which will result in his competing with the Corporation or its subsidiaries.

To further the objective of providing continued successful operation of the Corporation and its subsidiaries and to provide additional incentive for Mr. Borkovec to enter into the Employment Agreement, the Corporation and Mr. Borkovec have entered into a Salary Continuation Agreement (the "Continuation Agreement") as of September 12, 1994. The Continuation Agreement provides for monthly payments of $5,850.00, commencing on August 1, 1997, one month after the expiration of the Employment Agreement. In the event of Mr. Borkovec's termination of employment after the expiration of the Employment Agreement ("late retirement"), the aforedescribed payments will be increased by a factor of .00416 for each month that Mr. Borkovec's employment continues beyond the expiration of the Employment Agreement. Following retirement, payments will continue for the remainder of Mr. Borkovec's life with a guarantee of 180 such monthly payments to Mr. Borkovec, his surviving wife or his estate. If Mr. Borkovec dies before July 1, 1997, payment in the amount of $5,850.00 per month to Mr. Borkovec's beneficiary will commence immediately and will continue for a period of 180 months.

Upon Mr. Borkovec's voluntary termination of employment prior to the expiration of the Employment Agreement for reasons other than death or disability or upon Mr. Borkovec's discharge for cause as defined in the Employment Agreement at any time, the Corporation will not be obligated to pay any benefits pursuant to the Continuation Agreement; however, if Mr. Borkovec incurs voluntary or involuntary termination of employment prior to the expiration of the Employment Agreement for reasons other than death, disability, or discharge for cause, but on or after a change in control, as defined in the Employment Agreement, Mr. Borkovec will be entitled to the benefits payable under the Continuation Plan.

The benefits provided in the Continuation Agreement will be funded through the purchase of single premium life insurance policies with cash value sufficient to fund the payments required under the Continuation Agreement.

The Board of Directors of the Corporation has determined that the Employment Agreement and Continuation Agreement are in the best interest of the Corporation, its subsidiaries and its shareholders for the following reasons:
a) Mr. Borkovec has been employed by the Corporation and its subsidiaries in an executive capacity for a number of years; b) during his employment with the Corporation and its subsidiaries Mr. Borkovec has contributed to the successful and profitable operation of the Corporation and its subsidiaries;
c) such contribution by Mr. Borkovec has resulted in substantial enhancement of shareholder value; and d) the Corporation desires to provide for management continuity and stability by retaining an individual with a proven record of performance.

401(k) Profit Sharing Plan

The Corporation has a trusteed 401(k) profit sharing plan covering substantially all employees of the Corporation and its subsidiaries. The plan allows for voluntary employee contributions. Total contributions to the 401(k) Plan by the Corporation were $98,000 in 1996, $92,000 in 1995 and $94,000 in 1994.

Incentive Stock Option Plan

The following table presents information about stock options granted during 1996 to the executive officer named in the Summary Compensation Table.

                        Stock Option Grants in 1996
                             Individual Grants

               Number of     Percent of Total
               Securities    Options Granted
               Underlying    to Employees in    Exercise      Expiration
    Name       Options(1)    Fiscal Year (1)      Price          Date

Roman             700            4.7%            $25.50        12/31/01
Borkovec

(1) All options granted in 1996 were granted under the 1994 Incentive Stock Option Plan.


The following table presents information concerning stock options exercised during 1996. Also shown is information on unexercised options as of December 31, 1996.

              Aggregated Option Exercises in Last Fiscal Year
                     and Fiscal Year-End Option Values

                                       Number of        Value of Exercised,
           Shares        Value        Unexercised      In-the-Money Options
  Name     Acquired     Realized   Options at FY End         at FY End
           On Exercise   (1)(2)       Exercisable/          Exercisable/
                                     Unexercisable         Unexercisable

Roman
Borkovec     2,861      $28,000       867 / 2,033         $4,200 / $5,800


(1) The exercise price for each grant was 100% of the market value of the shares on the date of grant.

(2) Represents market price at date of exercise, less option price, times number of shares.

On August 8, 1994, the Board of Directors of the Corporation adopted the First Banking Center, Inc. 1994 Incentive Stock Option Plan (the "Plan"), which was approved by the shareholders on April 11, 1995.

The Plan replaced the 1984 Incentive Stock Option Plan, which terminated in April 1994. The purpose of the Plan is to advance the interests of the Corporation and its subsidiaries by encouraging and providing for the acquisition of an equity interest in the Corporation by key employees and by enabling the Corporation and its subsidiaries to attract and retain the services of employees upon whose skills and efforts the success of the Corporation depends. In addition the Plan is designed to promote the best interests of the Corporation and its shareholders by providing a means to attract and retain competent directors who are not employees of the Corporation or any of its subsidiaries.

The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained upon request directed to the Corporation's Secretary at First Banking Center, Inc., 400 Milwaukee Avenue, Burlington, WI 53105.

The Plan is administered by the Compensation Committee of the Board, consisting of not less than three (3) directors (the "Committee"). The Committee is comprised of directors who are disinterested persons within the meaning of Rule 16b-3 as promulgated by the Securities and Exchange Commission. Subject to the terms of the Plan and applicable law, the Committee has the authority to: establish rules for the administration of the Plan; select the individuals to whom options are granted; determine the numbers of shares of Common Stock to be covered by such options; and take any other action it deems necessary for administration of the Plan.

Participants in the Plan consist of all members of the Board of Directors of the Corporation who are not employees of the Corporation or its subsidiaries, and individuals selected by the Committee. Those selected individuals may include any executive officer or employee of the Corporation or its subsidiaries and non-employee directors of the subsidiaries who, in the opinion of the Committee, contribute to the Corporation's growth and development.

Subject to adjustment for dividends or other distributions, recapitalization, stock splits or similar corporate transactions or events, the total number of shares of Common Stock with respect to which options may be granted pursuant to the Plan is 300,000. The shares of Common Stock to be delivered under the Plan may consist of authorized but unissued stock or treasury stock.

Options may be granted by the Committee to key employees and non-employee directors (other than directors of the Corporation) as determined by the Committee. The Committee has complete discretion in determining the number of options granted to each such grantee. The Committee also determines whether an option is to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a nonqualified stock option. Following the first grant of options in December 1994, each director of the Corporation will automatically be granted a nonqualified stock option to purchase 100 shares of Common Stock in December of each succeeding year.

The exercise price for all options granted pursuant to the Plan is the fair market value of the Common Stock on the date of grant of the option; however, in case of options granted to a person then owning more than 10% of the outstanding Common Stock, the option price will not be less than 110% of the fair market value on such date. The Committee will determine the method and the form of payment of the exercise price. The payment may be in form of cash, common Stock, other securities or other property having a fair market value equal to the exercise price.

Except for options granted to directors of the Corporation, options granted pursuant to the Plan expire at such time as the Committee determines at the time of grant, provided that no option may be exercised after the fifth anniversary date of its grant. Options granted to directors of the Corporation expire on the fifth anniversary of the date of grant. Options are exercisable in increments of one-third on the first, second and third anniversaries of the date of grant.

Stock acquired pursuant to the Plan may not be sold or otherwise disposed of within 5 years from the date of exercise, except by gift, bequest or inheritance or in case of participant's disability or retirement. The Corporation also has a "right of first refusal" pursuant to which any shares of Common Stock acquired by exercising an option must first be offered to the Corporation before they may be sold to a third party. The Corporation may then purchase the offered shares on the same terms and conditions (including price) as applied to the potential third-party purchaser.

The Board of Directors of the Corporation may terminate, amend or modify the Plan at any time, provided that no such action of the Board, without approval of the shareholders may: increase the number of shares which may be issued under the Plan; materially increase the cost of the Plan or increase benefits to participants; or change the class of individuals eligible to receive options.

The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Corporation will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a nonqualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and the Corporation will be entitled at that time to a tax deduction for the same amount. The tax consequences to an optionee upon disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a nonqualified stock option. Generally, there will be no tax consequences to the Corporation in connection with the disposition of shares acquired under an option.

                      COMPENSATION COMMITTEE REPORT ON

                           EXECUTIVE COMPENSATION

General Policy

The compensation objective of the Corporation and its subsidiaries is to link compensation with corporate and individual performance in a manner which will attract and retain competent personnel with leadership qualities. The process gives recognition to the marketplace practices of other banking organizations.

Toward the end of achieving long-term goals of the shareholders, the compensation program ties a significant portion of total compensation to the financial performance of the Corporation in relation to its peer group. The Compensation Committee makes recommendations on the compensation of the Corporation's officers to the Board of Directors. The Compensation Committee's recommendations reflect its assessment of the contributions to the long-term profitability and financial performance made by individual officers. In this connection, the Committee considers, among other things, the type of the officer's responsibilities, the officer's long-term performance and tenure, compensation relative to peer group and the officer's role in ensuring the financial success of the Corporation in the future. Financial performance goals considered by the Committee include earnings per share, return on assets, return on equity, asset quality, growth and expense control.

In addition to measuring performance in light of these financial factors, the Committee considers the subjective judgment of the Chief Executive Officer in evaluating performance and establishing salary, bonus and long-term incentive compensation for individual officers, other than the Chief Executive Officer. The Committee independently evaluates the performance of the Chief Executive Officer, taking into consideration such subjective factors as leadership, innovation and entrepreneurship in addition to the described financial goals.

Base Salary

In determining salaries of officers, the Committee considers surveys and data regarding compensation practices of financial institutions of similar size, adjusted for differences in product lines, nature of geographic market and other relevant factors. The Committee also considers the Chief Executive Officer's assessment of the performance, the nature of the position and the contribution and experience of individual officers (other than the Chief Executive Officer). The Committee independently evaluates the Chief Executive Officer's performance and compares his compensation to peer group data.

Annual Bonuses

Officers and employees of the Corporation and its subsidiaries are awarded annual bonuses at the end of each year at the discretion of the Committee. The amount of the bonus, if any, for each officer (other than the Chief Executive Officer) is recommended to the Committee by the Chief Executive Officer based upon his evaluation of the achievement of corporate and individual goals and his assessment of subjective factors such as leadership, innovation and commitment to the corporate advancement. The Corporation's annual incentive bonus is based on meeting specific financial performance targets pursuant to a bonus plan. The plan provides for a range of bonus awards based, among other things, upon return on assets. The minimum target goal for return on assets is 1%, which is required for payment of a bonus.

Chief Executive Officer Compensation

The compensation for the Chief Executive Officer was established at a level which the Committee believed would approximate the compensation of chief executive officers of similar organizations and would reflect prevailing market conditions. The Committee also took into consideration a variety of factors, including the achievement of corporate financial goals and individual goals. The financial goals included increased earnings, return on assets, return on equity and asset quality. No formula assigning weights to particular goals was used, and achievement of other corporate performance goals was considered in general. The Committee also considered the Chief Executive Officer's years of service to the Corporation and his past performance record. The Chief Executive Officer was also awarded incentive stock options under the Corporation's Incentive Stock Option Plan. Based upon its review of the Corporation's performance, the Committee believes that the total compensation awarded to the Chief Executive Officer for 1996 is fair and appropriate under the circumstances.

Stock Options

The Committee administers the 1994 Incentive Stock Option Plan. Stock options are designed to furnish long-term incentives to the officers of the Corporation to build shareholder value and to provide a link between officer compensation and shareholder interest. The Committee made awards under the Stock Option Plan to the officers of the Corporation and its subsidiaries in 1996. Awards were based upon performance, responsibilities and the officer's relative position and ability to contribute to future performance of the Corporation. In determining the size of the option grants (except grants to the Chief Executive Officer), the Committee considered information and evaluations provided by the Chief Executive Officer. The award of option grants to the Chief Executive Officer was based on the overall performance of the Corporation and on the Committee's assessment of the Chief Executive Officer's contribution to the Corporation's performance and his leadership.

The Committee

The Compensation Committee currently has three members. No member of the Committee is an employee or officer of the Corporation or any of its subsidiaries. None of the Committee members has interlocking relationships as defined by the Securities and Exchange Commission, with the Corporation or its subsidiaries. The Committee is aware of the limitations imposed by
Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The Committee's recommended compensation amounts meet the requirements for deductibility.

The Compensation Committee:

          David Boilini       Patrick Sebranek    Richard McKinney

                             PERFORMANCE TABLE

The following table shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the NASDAQ Bank Index:

                          Cumulative Total Return
                Assumes Dividends & Capital Gains Reinvested

              12/31/91  12/31/92  12/31/93  12/31/94  12/31/95  12/31/96

FBC, Inc.          100       111       138       183       205       243
S&P 500            100       108       118       120       165       203
NASDAQ Bank Index  100       146       166       165       245       316

                    ADDITIONAL INFORMATION ON MANAGEMENT

Transactions With Directors and Officers

Certain directors and executive officers of the Corporation, and their related interests had loans outstanding in the aggregate amounts of $1,065,000 and $765,000 at December 31, 1996 and 1995, respectively. During 1996, $837,000 of new loans were made and repayments totaled $537,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectability or present other unfavorable features. The loans to directors and executive officers and their related business interests at December 31, 1996 represented 4.06% of stockholders equity.

Section 16 Reports

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Corporation's directors and executive officers and shareholders holding more than 10% of the outstanding stock of the Corporation (the "insiders") are required to report their initial ownership of stock and any subsequent change in such ownership to the Securities and Exchange Commission and the Corporation (the "16(a) filing requirement"). Specific time deadlines for the 16(a) filing requirements have been established by the Securities and Exchange Commission.

To the Corporation's knowledge, and based solely upon a review of the copies of such reports furnished to the Corporation, all 16(a) filing requirements applicable to Insiders during 1996 were satisfied on a timely basis.

              RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Conley, McDonald and Company performed a complete audit of First Banking Center, Inc. during 1996 and provided a certified financial statement for the years ended December 31, 1994 and 1995.

Conley, McDonald and Company also performed a non-audit function for the Corporation consisting of the preparation of the Corporation's 1996 Income Tax returns. No representative of Conley, McDonald and Company will be present at the Annual Stockholders' Meeting on April 22, 1997. The Board of Directors will engage the services of a public accounting firm to provide a certified financial statement for 1997. The Board will select such accounting firm at its annual Directors Meeting.

                         PROPOSALS BY STOCKHOLDERS

Shareholders' proposals to be presented at the 1998 Annual Stockholders' Meeting must be received by the Corporation at its principal office, 400 Milwaukee Avenue, Burlington, Wisconsin, on or before November 3, 1997.


                               MISCELLANEOUS

Management does not intend to bring any other matters before the meeting and knows of no matters to be brought before the meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

A COPY OF THE FIRST BANKING CENTER, INC. ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS AND SCHEDULES FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934 WILL BE MADE AVAILABLE TO STOCKHOLDERS UPON WRITTEN REQUEST AT NO CHARGE. REQUESTS SHOULD BE ADDRESSED TO: Mr. John S. Smith, Secretary, First Banking Center, Inc., 400 Milwaukee Avenue, P.O. Box 660, Burlington, Wisconsin, 53105.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN S. SMITH, SECRETARY

Burlington, Wisconsin
March 3, 1997